                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-55650


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 8, 2003

                                                           Prospectus Supplement
                                             (To Prospectus Dated June 30, 2003)



CITIGROUP GLOBAL MARKETS HOLDINGS INC.

INDEX LEVERAGED STOCKMARKET RETURN SECURITIES (INDEX LASERS(SM))

BASED UPON THE NASDAQ-100 INDEX(R)
DUE                   , 2004

$10.00 PER INDEX LASERS

-        The Index LASERS will mature on       , 2004. We will not make any
         payments on the Index LASERS prior to maturity.

- You will receive at maturity for each $10 principal amount of Index LASERS an amount in cash equal to $10 plus an index return amount, which may be positive, zero or negative.

- The index return amount will be based on the value of the Nasdaq-100 Index during the term of the Index LASERS.

         - If the ending value of the Nasdaq-100 Index is greater than its starting value, then the index return amount will be positive and will equal the product of (a) $10, (b) the percentage increase, subject to a cap that is expected to be approximately 5% to 6%, in the Nasdaq-100 Index and (c) an upside participation rate that is expected to be approximately 500% to 600%. Because of the appreciation cap, the index return amount cannot exceed approximately $2.50 to $3.60 and the maturity payment cannot exceed approximately $12.50 to $13.60 per Index LASERS.

         - If the ending value of the Nasdaq-100 Index is less than its starting value and

                  - the value of the Nasdaq-100 Index at any time after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index business day) is
                           less than or equal to    (approximately 75% to 80% of
                           the starting value of the Nasdaq-100 Index), then the index return amount will equal the product of (a) $10, (b) the percentage decrease in the Nasdaq-100 Index and (c) a downside participation rate that is expected to be approximately 200%. In this case, the maturity payment will be less than the $10 principal amount per Index LASERS.

                           Because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

                  - the value of the Nasdaq-100 Index at any time after the date of the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index business day)
                           is not less than or equal to    (approximately 75% to
                           80% of the starting value of the Nasdaq-100 Index), then the index return amount will be zero and the maturity payment will be $10 per Index LASERS.

         - If the ending value of the Nasdaq-100 Index is equal to its starting value, then the index return amount will be zero and the maturity payment will be $10 per Index LASERS.

- We will apply to have the Index LASERS quoted on the Nasdaq National Market under the symbol "LNDX."

     INVESTING IN THE INDEX LASERS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE INDEX LASERS" BEGINNING ON PAGE S-9.

     "Nasdaq-100 Index(R)," "Nasdaq-100(R)," and "Nasdaq(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Citigroup Global Markets Inc. The Index LASERS have not been passed on by The Nasdaq Stock Market, Inc. as to their legality or suitability. The Index LASERS are not issued, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. and The Nasdaq Stock Market, Inc. makes no warranties and bears no liability with respect to the Index LASERS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Index LASERS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The Index LASERS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                                                                         PROCEEDS TO
                                                                                                  CITIGROUP GLOBAL MARKETS
                                                      PUBLIC               UNDERWRITING                 HOLDINGS INC.
                                                  OFFERING PRICE            DISCOUNT                  (BEFORE EXPENSES)

Per Index LASERS                                      $10.00                $                       $
Total                                                 $                     $                       $

     The underwriter expects to deliver the Index LASERS to purchasers on or
about      , 2003.

       , 2003                     (CITIGROUP LOGO)

                                     SUMMARY

         This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the Index LASERS based upon the Nasdaq-100 Index. You should carefully read this entire prospectus supplement and the accompanying prospectus to fully understand the terms of the Index LASERS, certain information regarding how the Nasdaq-100 Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the Index LASERS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Index LASERS", which highlights a number of risks, to determine whether an investment in the Index LASERS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SELECTED PURCHASE CONSIDERATIONS

- ENHANCED CAPPED APPRECIATION - If the ending value of the Nasdaq-100 Index exceeds its starting value by less than approximately 5% to 6%, your participation in the index's appreciation will be increased by the upside participation rate of approximately 500% to 600%. If the ending value of the Nasdaq-100 Index exceeds its starting value by approximately 5% to 6% or more, your maturity payment will be capped at approximately 125% to 136% of the principal amount of the Index LASERS.

- THE NASDAQ-100 INDEX - The Index LASERS are based upon the Nasdaq-100 Index, which is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on The Nasdaq National Market tier of The Nasdaq Stock Market.

- EXCHANGE LISTING - Although the Index LASERS are expected to be "buy and hold" investments, they are expected to be listed on a major exchange.

SELECTED RISK CONSIDERATIONS

         An investment in the Index LASERS involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the Index LASERS" section of this prospectus supplement. Some are summarized here.

- IF THE NASDAQ-100 INDEX DECLINES, YOUR INVESTMENT IN THE INDEX LASERS MAY RESULT IN A LOSS GREATER THAN THE LOSS YOU WOULD INCUR FROM AN INVESTMENT IN AN INSTRUMENT DIRECTLY LINKED TO THE NASDAQ-100 INDEX - If the ending value of the Nasdaq-100 Index is less than the starting value of the Nasdaq-100 Index and the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity is less than or equal to (approximately 75% to 80% of the starting value of the Nasdaq-100 Index), your return on the Index LASERS will be less than the return you would receive from an investment in an instrument directly linked to the Nasdaq-100 Index because the downside participate rate will increase your participation in the index's depreciation by approximately 200%. This will be true even if the value of the index exceeded its starting value at one or more times over the term of the Index LASERS.

         Because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

-        THE APPRECIATION OF YOUR INVESTMENT IN THE INDEX LASERS WILL BE CAPPED
         - The appreciation cap, together with the upside participation rate, will limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to approximately 25% to 36% of the principal amount of the Index LASERS. If the ending value of the Nasdaq-100 Index exceeds its starting value by approximately 25% to 36% or more, the appreciation on an investment in the Index LASERS will be less than the appreciation on an investment in the underlying stocks of the Nasdaq-100 Index or a similar security that was directly linked to the Nasdaq-100 Index but was not subject to an appreciation cap.

- YOU MAY NOT BE ABLE TO SELL YOUR INDEX LASERS IF AN ACTIVE TRADING MARKET FOR THE INDEX LASERS DOES NOT DEVELOP - The Index LASERS are expected to be listed on a major exchange, and we will apply to have the Index LASERS quoted on the Nasdaq National Market under the symbol "LNDX," but the secondary market may not be liquid and may not continue for the term of the Index LASERS. Although Citigroup Global Markets Inc. intends to make a market in the Index LASERS, it is not obligated to do so.

- THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR INDEX LASERS PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the prices of and the dividend yields on the stocks underlying the Nasdaq-100 Index, interest rates, the earnings performance of the issuers of the stocks underlying the Nasdaq-100 Index, other economic conditions and Citigroup Global Markets Holdings' perceived creditworthiness, the Index LASERS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your Index LASERS prior to maturity.

- YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS OF INTEREST - You will not receive any periodic payments of interest or any other periodic payments on the Index LASERS.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE INDEX LASERS?

     The Index LASERS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The Index LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets
Holdings. The Index LASERS mature on        , 2004 and do not provide for
earlier redemption by you or by us.

     Each Index LASERS represents a principal amount of $10. You may transfer the Index LASERS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Index LASERS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Index LASERS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section "Description of the Index
LASERS -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE INTEREST ON THE INDEX LASERS?

     We will not make any periodic payments of interest on the Index LASERS or any other payments on the Index LASERS until maturity.

WHAT WILL I RECEIVE AT MATURITY OF THE INDEX LASERS?

     At maturity, you will receive an amount in cash equal to $10 plus an index return amount, which may be positive, zero or negative. Because the index return amount may be negative, the maturity payment could be less than the $10 principal amount per Index LASERS and could be zero.

HOW WILL THE INDEX RETURN AMOUNT BE CALCULATED?

     The index return amount will be based on the index return of the Nasdaq-100 Index. The index return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                         Ending Value -- Starting Value
                       ---------------------------------
                                 Starting Value

provided that the index return will not in any circumstances be greater than a cap which is expected to be approximately 5% to 6%. The cap will be determined on the date the Index LASERS are priced for initial sale to the public.

     How the index return amount is calculated will depend on whether the index return is positive, zero or negative:

     - IF THE INDEX RETURN IS POSITIVE, the index return amount will equal the product of:

                 $10 * Upside Participation Rate * Index Return

      The upside participation rate is expected to be approximately 500% to 600%. The upside participation rate will be determined on the date the Index LASERS are priced for initial sale to the public. Because the index return is capped at approximately 5% to 6%, the index return amount cannot exceed approximately $2.50 to $3.60 and the maturity payment cannot exceed approximately $12.50 to $13.60 per Index LASERS.

     - IF THE INDEX RETURN IS NEGATIVE and

        - the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index business day) is
          less than or equal to           (approximately 75% to 80% of the
          starting value of the Nasdaq-100 Index), then the index return amount will equal the product of:

                    $10 * Downside Participation Rate * Index Return

          In this case, the index return amount will be negative and the maturity payment will be less than $10 per Index LASERS. The downside participation rate is expected to be approximately 200%. The downside participation rate will be determined on the date the Index LASERS are priced for initial sale to the public.

          Because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

        - the value of the index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index business day) is not
          less than or equal to        (approximately 75% to 80% of the starting
          value of the Nasdaq-100 Index), then the index return amount will be zero and the maturity payment will be $10 per Index LASERS.

     - IF THE INDEX RETURN IS ZERO (i.e., if there is no change in the value of the Nasdaq-100 Index over the term of the Index LASERS), then the index return amount will be zero and the maturity payment will be $10 per Index LASERS.

     The starting value will equal the closing value of the Nasdaq-100 Index on the date the Index LASERS are priced for initial sale to the public. We will disclose the starting value to you in the final prospectus supplement delivered to you in connection with the sale of the Index LASERS.

     The ending value will be the closing value of the Nasdaq-100 Index on the third index business day before the maturity date.

     For more specific information about the "index return amount," the "index return," the determination of an "index business day" and the effect of a market disruption event on the determination of the index return amount and the index return, please see "Description of the Index LASERS -- Index Return Amount" in this prospectus supplement.

     The amount payable to you at maturity is dependent upon the performance of the Nasdaq-100 Index during the period after the date the Index LASERS are priced for initial sale to the public up to and including the date on which the ending value is determined.

     - If the Nasdaq-100 Index increases by more than approximately 25% to 36% during this period, you will participate in only the first approximately 25% to 36% of the increase. The appreciation cap will limit the index return to approximately 5% to 6% and, together with the upside participation rate of approximately 500% to 600%, will limit your participation in the index's appreciation to approximately 25% to 36% of the principal amount of the Index LASERS. For increases in the value of the index of more than approximately 25% to 36%, therefore, the Index LASERS provide less appreciation than an investment in an instrument directly linked to the index.

     - If the Nasdaq-100 Index increases by between approximately 5% to 6% and approximately 25% to 36% during this period, the appreciation on an investment in the Index LASERS will be approximately 25% to 36%. The index return will, because of the appreciation cap, be approximately 5% to 6% and the upside participation rate of approximately 500% to 600% will increase your participation in the index's appreciation to approximately 25% to 36% of the principal amount of the Index LASERS. For increases in the value of the index equal to or greater than approximately 5% to 6% and less than approximately 25% to 36%, therefore, the Index LASERS provide more appreciation than an investment in an instrument directly linked to the index.

     - If the Nasdaq-100 Index increases by less than approximately 5% to 6% during this period, the index return will equal the percentage appreciation in the index, and the upside participation rate of approximately 500% to 600% will increase your participation in the index's appreciation. For increases in the value of the index of less than approximately 5% to 6%, therefore, the Index LASERS provide approximately five to six times the appreciation of an investment in an instrument directly linked to the index.

     - If the ending value of the Nasdaq-100 Index is less than its starting value and the Nasdaq-100 Index does not decrease by approximately 20% to 25% from its starting value on any index business day during this period, the index return amount will be zero and the maturity payment will be $10 per Index LASERS.

     - If the ending value of the Nasdaq-100 Index is less than its starting value and the Nasdaq-100 Index decreases by approximately 20% to 25% or more from its starting value on any index business day during this period, the index return amount will be negative and will equal the product of $10, the percentage decrease in the index and the downside participation rate of approximately 200%. Under these circumstances, the Index LASERS result in approximately twice the depreciation of an investment in an instrument directly linked to the index.

       Because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

IS THERE A POSSIBILITY OF LOSS OF CAPITAL?

     If the ending value of the Nasdaq-100 Index is less than its starting value and the Nasdaq-100 Index decreases by approximately 20% to 25% or more from its starting value on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity, at maturity you will receive less than the original principal amount of the Index LASERS. Due to the downside participation rate of approximately 200%, your investment in the Index LASERS will result in a loss greater than the loss you would incur from an investment in an instrument directly linked to the Nasdaq-100 Index. Because of the downside participation rate, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. This will be true even if the value of the index exceeded its starting value at one or more times over the term of the Index LASERS. Even if the ending value of the Nasdaq-100 Index is greater than its starting value, the total yield on the Index LASERS may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity. You should refer to "Risk Factors -- The Yield on the Index LASERS May Be Lower Than the Return on a Standard Debt Security of Comparable Maturity."

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table setting forth hypothetical maturity payments, see "Description of the Index LASERS -- Maturity Payment -- Hypothetical Examples."

WHO PUBLISHES THE NASDAQ-100 INDEX AND WHAT DOES IT MEASURE?

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on The Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of May 31, 2003, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (29.26%), computer software/services (27.72%), telecommunications (13.23%), biotechnology (11.69%), retail/wholesale trade (7.78%), health care (4.22%), services (3.14%), manufacturing (1.97%) and transportation (0.99%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of May 31, 2003 were as follows: Microsoft Corporation (9.79%), Intel Corporation (5.16%), Cisco Systems, Inc. (4.47%), Amgen Inc. (4.21%) and QUALCOMM Incorporated (3.45%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services. The Nasdaq-100 Index share weights of the component securities, or underlying stocks, of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the underlying stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

     Please note that an investment in the Index LASERS does not entitle you to any ownership or other interest in the stocks of the companies included in the Nasdaq-100 Index.

HOW HAS THE NASDAQ-100 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing values of the Nasdaq-100 Index on the last index business day of each month from January 1998 to June 2003 and a graph showing the closing values of the Nasdaq-100 Index on the last index business day of each month from June 1985 through June 2003. You can find these tables and the graph in the section "Description of the Nasdaq-100
Index -- Historical Data on the Nasdaq-100 Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Nasdaq-100 Index in various economic environments; however, past performance is not necessarily indicative of how the Nasdaq-100 Index will perform in the future. You should refer to the section "Risk Factors Relating to the Index LASERS -- The Historical Performance of the Nasdaq-100 Index Is Not an Indication of the Future Performance of the Nasdaq-100 Index" in this prospectus supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE INDEX LASERS?

     In purchasing an Index LASERS, you agree with Citigroup Global Markets Holdings that you and Citigroup Global Markets Holdings intend to treat an Index LASERS for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Nasdaq-100 Index at maturity. Under such treatment, upon the sale or other taxable disposition of an Index LASERS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the Index LASERS. In addition, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Global Markets Holdings and the U.S. Holder's tax basis in the Index LASERS at that time. Gain or loss on the sale, redemption or other disposition of the Index LASERS generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERS for more than one year at maturity. Due to the absence of authority as to the proper characterization of the Index LASERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the Index LASERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE INDEX LASERS BE LISTED ON A STOCK EXCHANGE?

     We will apply to have the Index LASERS quoted on the Nasdaq National Market under the symbol "LNDX." You should be aware that the quotation of the Index LASERS on the Nasdaq National Market will not necessarily ensure that a liquid trading market will be available for the Index LASERS.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the Index LASERS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the Index LASERS to create a secondary market for holders of the Index LASERS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the Index LASERS. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the Index LASERS.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. On April 7, 2003, Citigroup Global Markets Holdings filed a Restated Certificate of Incorporation in the State of New York changing its name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1998 are as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                     THREE MONTHS ENDED   -------------------------------------
                                       MARCH 31, 2003     2002    2001    2000    1999    1998
                                     ------------------   -----   -----   -----   -----   -----
Ratio of earnings to fixed
  charges..........................        1.74x          1.44x   1.34x   1.32x   1.46x   1.11x

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE INDEX LASERS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the Index LASERS. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the Index LASERS. However, such plans will be deemed to have represented that their purchase, acquisition, holding and disposition of the Index LASERS and the transactions contemplated by this prospectus supplement do not and will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Index LASERS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Index LASERS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2002, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and (iii) Current Reports on Form 8-K filed on January 22, 2003, April 7, 2003, April 14, 2003, April 28, 2003, April 30, 2003, June 2, 2003 and June 30, 2003.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                   RISK FACTORS RELATING TO THE INDEX LASERS

     Because the terms of the Index LASERS differ from those of conventional debt securities in that the maturity payment will be based on the value of the Nasdaq-100 Index after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before the maturity date, an investment in the Index LASERS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the Nasdaq-100 Index and other events that are difficult to predict and beyond our control.

IF THE NASDAQ-100 INDEX DECLINES, YOUR INVESTMENT IN THE INDEX LASERS MAY RESULT IN A LOSS GREATER THAN THE LOSS YOU WOULD INCUR FROM AN INVESTMENT IN AN INSTRUMENT DIRECTLY LINKED TO THE NASDAQ-100 INDEX

     The amount of the maturity payment will depend on the value of the Nasdaq-100 Index after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your Index LASERS. If the ending value of the Nasdaq-100 Index is less than the starting value of the Nasdaq-100 Index and the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index
business day) is less than or equal to       (approximately 75% to 80% of the
starting value of the Nasdaq-100 Index), the amount you receive at maturity for each Index LASERS will be less than the $10 you pay for each Index LASERS, and could be zero, in which case your investment in the Index LASERS will result in a loss. This will be true even if the value of the Nasdaq-100 Index at any point during the term of the Index LASERS exceeds the starting value of the Nasdaq-100 Index. The loss from your investment in the Index LASERS in this case will be greater than the loss you would incur from an investment in an instrument directly linked to the NASDAQ-100 Index because the downside participation rate will increase your participation in the index's depreciation by approximately 200%. In addition, because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

THE APPRECIATION OF YOUR INVESTMENT IN THE INDEX LASERS WILL BE CAPPED

     As a result of the appreciation cap of approximately 5% to 6%, the Index LASERS may provide less opportunity for appreciation than an investment in an instrument directly linked to the Nasdaq-100 Index. The appreciation cap of approximately 5% to 6%, together with the upside participation rate, will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to approximately 25% to 36% of the principal amount of the Index LASERS. If the ending value of the Nasdaq-100 Index exceeds its starting value by more than approximately 25% to 36%, the appreciation on an investment in the Index LASERS will be less than the appreciation on an investment in the underlying stocks of the Nasdaq-100 Index or an investment in an instrument that was directly linked to the Nasdaq-100 Index but was not subject to an appreciation cap.

THE YIELD ON THE INDEX LASERS MAY BE LOWER THAN THE RETURN ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The Index LASERS do not pay any interest. As a result, if the ending value
of the Nasdaq-100 Index is less than                , the yield on the Index
LASERS will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS OF INTEREST

     You will not receive any periodic payments of interest or any other periodic payments on the Index LASERS.

THE HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE NASDAQ-100 INDEX

     The historical performance of the Nasdaq-100 Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the Nasdaq-100 Index. While the trading prices of the underlying stocks of the Nasdaq-100 Index will determine the value of the index, it is impossible to predict whether the value of the index will fall or rise. Trading prices of the underlying stocks of the Nasdaq-100 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

YOUR RETURN ON THE INDEX LASERS WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE NASDAQ-100 INDEX

     Your return on the Index LASERS will not reflect the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index because Nasdaq calculates the Nasdaq-100 Index by reference to the prices of the stocks comprising the Nasdaq-100 Index without taking into consideration the value of any dividends paid on those stocks.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR INDEX LASERS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of your Index LASERS in the secondary market will be affected by the supply of and demand for the Index LASERS, the value of the Nasdaq-100 Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your Index LASERS prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the Nasdaq-100 Index is less than, equal to or not sufficiently above the value of the Nasdaq-100 Index on the date the Index LASERS are priced for initial sale to the public. The following paragraphs describe what we expect to be the impact on the market value of the Index LASERS of a change in a specific factor, assuming all other conditions remain constant.

     Value of the Nasdaq-100 Index. We expect that the market value of the Index LASERS will likely depend substantially on the relationship between the value of the Nasdaq-100 Index on the date the Index LASERS are priced for initial sale to the public and the future value of the Nasdaq-100 Index. However, changes in the value of the Nasdaq-100 Index may not always be reflected, in full or in part, in the market value of the Index LASERS. If you choose to sell your Index LASERS when the value of the Nasdaq-100 Index exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value of the Nasdaq-100 Index because of expectations that the Nasdaq-100 Index will continue to fluctuate between that time and the time when the ending value of the Nasdaq-100 Index is determined. In addition, significant increases in the value of the Nasdaq-100 Index may not be reflected in the trading price of the Index LASERS as a result of the appreciation cap. If you choose to sell your Index LASERS when the value of the Nasdaq-100 Index is below the value of the index on the date the Index LASERS are priced for initial sale to the public, you may receive less than your original investment.

     Volatility of the Nasdaq-100 Index. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the Nasdaq-100 Index increases, the trading value of the Index LASERS may be reduced.

     Events involving the companies comprising the Nasdaq-100 Index. General economic conditions and earnings results of the companies whose common stocks comprise the Nasdaq-100 Index and real or anticipated changes in those conditions or results may affect the market value of the Index LASERS. In addition, if the dividend yields on those stocks increase, the value of the Index LASERS may be adversely affected because the Nasdaq-100 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, the value of the Index LASERS may be favorably affected.

     Interest rates. We expect that the market value of the Index LASERS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Index LASERS may decrease, and if U.S. interest rates decrease, the value of the Index LASERS may increase. Interest rates may also affect the economy and, in turn, the value of the Nasdaq-100 Index, which (for the reasons discussed above) would affect the value of the Index LASERS.

     Citigroup Global Markets Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the Index LASERS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Index LASERS attributable to another factor, such as an increase in the value of the Nasdaq-100 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the Index LASERS of a given change in most of the factors listed above will be less if it occurs later in the term of the Index LASERS than if it occurs earlier in the term of the Index LASERS.

YOU MAY NOT BE ABLE TO SELL YOUR INDEX LASERS IF AN ACTIVE TRADING MARKET FOR THE INDEX LASERS DOES NOT DEVELOP

     There is currently no secondary market for the Index LASERS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the Index LASERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Index LASERS. If the secondary market for the Index LASERS is limited, there may be few buyers should you choose to sell your Index LASERS prior to maturity and this may reduce the price you receive.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Citigroup Global Markets Inc., which is acting as the calculation agent for the Index LASERS, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE INDEX LASERS MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE NASDAQ-100 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the Nasdaq-100 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Nasdaq-100 Index and therefore the market value of the Index LASERS.

     Citigroup Global Markets Inc. or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings' other affiliates in connection with the sale of the Index LASERS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE INDEX LASERS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERS or instruments similar to the Index LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Index LASERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                        DESCRIPTION OF THE INDEX LASERS

     The description in this prospectus supplement of the particular terms of the Index LeverAged StockmarkEt Return Securities (Index LASERS(SM)) Based Upon
the Nasdaq-100 Index Due        , 2004 supplements, and to the extent
inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Index LeverAged StockmarkEt Return Securities Based Upon the Nasdaq-100 Index (the "Index LASERS(SM)") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of the Index LASERS issued will be $
(     Index LASERS). The Index LASERS will mature on           , 2004, will
constitute part of the senior debt of Citigroup Global Markets Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The Index LASERS will be issued only in fully registered form and in denominations of $10 per Index LASERS and integral multiples thereof.

     The payment you receive at maturity on the Index LASERS will depend on the value of the Nasdaq-100 Index after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity.

     If the ending value of the Nasdaq-100 Index is greater than its starting value, the payment you receive at maturity will be greater than your investment in the Index LASERS. If the ending value of the Nasdaq-100 Index exceeds its starting value by approximately 5% to 6% or less, the appreciation on an investment in the Index LASERS will be approximately five to six times the return on an instrument directly linked to the Nasdaq-100 Index because of the upside appreciation rate of approximately 500% to 600%. However, because the appreciation cap, together with the upside appreciation rate, limits the maximum index return amount you can receive at maturity to approximately 25% to 36% of the principal amount of the Index LASERS, in no circumstances will the payment you receive at maturity be more than approximately $12.50 to $13.60 per Index LASERS.

     If the ending value of the Nasdaq-100 Index is less than the starting value of the Nasdaq-100 Index and the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the closing of trading on any index business day) is less than or equal to (approximately 75% to 80% of the starting value of the Nasdaq-100 Index), the payment you receive at maturity will equal the difference between $10 and the product of $10, the percentage decrease of the index from its starting value and the downside participation rate, in which case you will receive less than your investment in the Index LASERS and your loss on the Index LASERS will be greater than the loss on an investment in an instrument directly linked to the Nasdaq-100 Index. In addition, because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

     If the ending value of the Nasdaq-100 Index is less than the starting value of the Nasdaq-100 Index and the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the closing of trading on any index business day) is more than
          (approximately 75% to 80% of the starting value of the Nasdaq-100 Index), the payment you receive at maturity will equal your initial investment.

     The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration

Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Index LASERS and of the senior debt indenture under which the Index LASERS will be issued.

INTEREST

     We will not make any periodic payments of interest or any other payments on the Index LASERS until maturity. At maturity, in addition to your initial principal, you will receive an index return amount as described below.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Index LASERS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt
Securities -- Defeasance".

PAYMENT AT MATURITY

     The Index LASERS will mature on        , 2004. At maturity, you will
receive for each Index LASERS a maturity payment equal to the sum of the initial principal amount of $10 per Index LASERS plus the index return amount, which may be positive, zero or negative.

INDEX RETURN AMOUNT

     The index return amount will be based on the index return of the Nasdaq-100 Index. The index return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                         Ending Value -- Starting Value
                    ----------------------------------------
                                 Starting Value

provided that the index return cannot be greater than a cap of approximately 5% to 6%. The cap will be determined on the date the Index LASERS are priced for initial sale to the public.

     How the index return amount will be calculated depends on whether the index return is positive, zero or negative:

     - IF THE INDEX RETURN IS POSITIVE, the index return amount will equal the product of:

                 $10 * Upside Participation Rate * Index Return

       The upside participation rate is expected to be approximately 500% to 600%. The upside participation rate will be determined on the date the Index LASERS are priced for initial sale to the public. Because the index return is capped at approximately 5% to 6%, the index return amount cannot exceed approximately $2.50 to $3.60 and the maturity payment cannot exceed approximately $12.50 to $13.60 per Index LASERS.

     - IF THE INDEX RETURN IS NEGATIVE and

      - the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index business day) is less
        than or equal to          (approximately 75% to 80% of the starting
        value of the Nasdaq-100 Index), then the index return amount will equal the product of:

                $10 * Downside Participation Rate * Index Return

        In this case, the index return amount will be negative and the maturity payment will be less than the $10 principal amount per Index LASERS. The downside participation rate is expected to be approximately 200%. The downside participation rate will be determined on the date the Index LASERS are priced for initial sale to the public.

        Because the downside participation rate is expected to be approximately 200%, the maturity payment you receive will be zero if the ending value of the Nasdaq-100 Index is less than or equal to approximately 50% of its starting value. Because of the downside participation rate, an investment in the Index LASERS should be viewed as speculative and you should purchase the Index LASERS only if you are willing and able to bear the loss of your entire investment.

      - the value of the Nasdaq-100 Index on any index business day after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity (whether intra-day or at the close of trading on any index business day) is not
        less than or equal to           (approximately 75% to 80% of the
        starting value of the Nasdaq-100 Index), then the index return amount will be zero and the maturity payment will be $10 per Index LASERS.

     - IF THE INDEX RETURN IS ZERO (i.e., if there is no change in the value of the Nasdaq-100 Index over the term of the Index LASERS), the index return amount will be zero and the maturity payment will be the $10 principal amount per Index LASERS.

     The starting value will equal the closing value of the Nasdaq-100 Index on the date the Index LASERS are priced for initial sale to the public. We will disclose the starting value to you in the final prospectus supplement delivered to you in connection with the sale of the Index LASERS.

     The ending value will be the closing value of the Nasdaq-100 Index on the third index business day before the maturity date.

     If no value (including a closing value) of the Nasdaq-100 Index is available on any date of determination because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the value of the Nasdaq-100 Index will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Nasdaq-100 Index by the calculation agent in the event no such value is available may be deferred by the calculation agent for up to two consecutive index business days on which a market disruption event is occurring.

     An index business day means a day, as determined by the calculation agent, on which the Nasdaq-100 Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Nasdaq-100 Index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the Nasdaq-100 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Index LASERS, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Nasdaq-100 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Nasdaq-100 Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Nasdaq-100 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nasdaq-100 Index will be based on a comparison of the portion of the value of the Nasdaq-100 Index attributable to that security relative to the overall value of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Because the return on the Index LASERS is dependent on the ending value of the Nasdaq-100 Index, and because the ending value of the Nasdaq-100 Index could be a number of different values, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity.

     The table below shows hypothetical maturity payments on the Index LASERS for a range of ending values of the Nasdaq-100 Index. The table assumes that the starting value of the Nasdaq-100 Index is 1200, that the appreciation cap is 5%, that the upside participation rate is 500%, that the downside participation rate is 200% and that, in the case of a negative index return, whether holders will receive $10 at maturity or $10 plus an index return amount based on the negative index return depends on whether the value of the Nasdaq-100 Index decreases by 20% or more from its starting value at any time during the term of the Index LASERS. The percentage change of the Nasdaq-100 Index does not include any dividends paid on the stocks underlying the index.

                                  INDEX VALUE DID NOT DECREASE    INDEX VALUE DECREASED BY 20%
                                       BY 20% AT ANY TIME              OR MORE AT ANY TIME
                PERCENTAGE        -----------------------------   -----------------------------
                 CHANGE OF                          MATURITY                        MATURITY
 ENDING          THE INDEX         RETURN ON      PAYMENT PER      RETURN ON      PAYMENT PER
VALUE OF    FROM STARTING VALUE    THE INDEX         INDEX         THE INDEX         INDEX
THE INDEX     TO ENDING VALUE        LASERS          LASERS          LASERS          LASERS
---------   -------------------   ------------   --------------   ------------   --------------
   600            -50.00%               N/A            N/A          -100.00%          0.00
   660            -45.00%               N/A            N/A           -90.00%          1.00
   720            -40.00%               N/A            N/A           -80.00%          2.00
   780            -35.00%               N/A            N/A           -70.00%          3.00
   840            -30.00%               N/A            N/A           -60.00%          4.00
   900            -25.00%               N/A            N/A           -50.00%          5.00
   960            -20.00%               N/A            N/A           -40.00%          6.00
  1020            -15.00%             0.00%          10.00           -30.00%          7.00
  1080            -10.00%             0.00%          10.00           -20.00%          8.00
  1140             -5.00%             0.00%          10.00           -10.00%          9.00
  1200              0.00%             0.00%          10.00             0.00%         10.00
  1206              0.50%             2.50%          10.25             2.50%         10.25
  1212              1.00%             5.00%          10.50             5.00%         10.50
  1218              1.50%             7.50%          10.75             7.50%         10.75
  1224              2.00%            10.00%          11.00            10.00%         11.00
  1230              2.50%            12.50%          11.25            12.50%         11.25
  1236              3.00%            15.00%          11.50            15.00%         11.50
  1242              3.50%            17.50%          11.75            17.50%         11.75
  1248              4.00%            20.00%          12.00            20.00%         12.00
  1254              4.50%            22.50%          12.25            22.50%         12.25
  1260              5.00%            25.00%          12.50            25.00%         12.50
  1320             10.00%            25.00%          12.50            25.00%         12.50
  1380             15.00%            25.00%          12.50            25.00%         12.50
  1440             20.00%            25.00%          12.50            25.00%         12.50
  1500             25.00%            25.00%          12.50            25.00%         12.50
  1560             30.00%            25.00%          12.50            25.00%         12.50
  1620             35.00%            25.00%          12.50            25.00%         12.50
  1680             40.00%            25.00%          12.50            25.00%         12.50
  1740             45.00%            25.00%          12.50            25.00%         12.50
  1800             50.00%            25.00%          12.50            25.00%         12.50

     The examples are for purposes of illustration only. The actual index return amount will depend on the starting value and the actual ending value determined by the calculation agent as provided in this prospectus supplement. Historical closing values for the Nasdaq-100 Index are included in this prospectus supplement under "Description of the Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index."

DISCONTINUANCE OF NASDAQ-100 INDEX

     If Nasdaq discontinues publication of the Nasdaq-100 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index, then the value of the index will be determined by reference to the value of that index, which we refer to as a "successor index."

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Index LASERS.

     If Nasdaq discontinues publication of the Nasdaq-100 Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the index, the value to be substituted for the Nasdaq-100 Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the Nasdaq-100 Index prior to any such discontinuance.

     If Nasdaq discontinues publication of the Nasdaq-100 Index prior to the determination of the index return amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the index return amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the value of the Nasdaq-100 Index. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect trading in the Index LASERS.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Nasdaq-100 Index as described above, the successor index or value will be substituted for the Nasdaq-100 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the Index LASERS.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Index LASERS, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nasdaq-100 Index or a successor index is changed in any material respect, or if the Nasdaq-100 Index or a successor index is in any other way modified so that the value of the Nasdaq-100 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nasdaq-100 Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Nasdaq-100 Index or the successor index. Accordingly, if the method of calculating the Nasdaq-100 Index or the successor index is modified so that the value of the Nasdaq-100 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Nasdaq-100 Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Index LASERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Index LASERS will be determined by the calculation agent and will equal, for each Index LASERS, the maturity payment, calculated as though the maturity of the Index LASERS were the date of early repayment. See
"-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of Index LASERS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of Index LASERS will be capped at the maturity payment, calculated as though the maturity date of the Index LASERS were the date of the commencement of the proceeding, plus an additional amount of
interest accrued on the principal amount of the Index LASERS at      % up to the
date of the commencement of the proceeding.

     In case of default in payment at maturity of the Index LASERS, the Index LASERS shall bear interest, payable upon demand of the beneficial owners of the Index LASERS in accordance with the terms of the Index LASERS, from and after the maturity date through the date when payment of the unpaid amount has been
made or duly provided for, at the rate of      % per annum on the unpaid amount
due.

BOOK-ENTRY SYSTEM

     Upon issuance, all Index LASERS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Index LASERS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Index LASERS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the accompanying prospectus under "Book-Entry Procedures and Settlement". DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Index LASERS will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments and all interest payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the Index LASERS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the Index LASERS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the Index LASERS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the Index LASERS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Index LASERS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                      DESCRIPTION OF THE NASDAQ-100 INDEX

GENERAL

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of May 31, 2003, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (29.26%), computer software/services (27.72%), telecommunications (13.23%), biotechnology (11.69%), retail/wholesale trade (7.78%), health care (4.22%), services (3.14%), manufacturing (1.97%) and transportation (0.99%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of May 31, 2003 were as follows: Microsoft Corporation (9.79%), Intel Corporation (5.16%), Cisco Systems, Inc. (4.47%), Amgen Inc. (4.21%) and QUALCOMM Incorporated (3.45%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks (the "Underlying Stocks"), of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the Underlying Stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each Underlying Stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 Underlying Stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

     THE NASDAQ-100 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX RETURN ON THE INDEX LASERS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

COMPUTATION OF THE NASDAQ-100 INDEX

  UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

          (1) the security must be of a non-financial company;

          (2) only one class of security per issuer is allowed;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 200,000 shares per day;

          (5) the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

          (6) if a security would otherwise qualify to be in the top 25.0% of the issuers included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one year "seasoning" criteria would apply;

          (7) if the security is of a foreign issuer, the company must have listed options or be eligible for listed options trading;

          (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being index eligible within the next six months; and

          (9) the issuer of the security may not have annual audited financial statements with an audit opinion which the auditor or the issuer has indicated cannot be currently relied upon.

     These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc. In addition, to be eligible for continued inclusion a security must meet additional criteria.

     The Underlying Stocks are evaluated annually as follows (such evaluation is referred to herein as the "Annual Ranking Review"). Securities listed on The Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index which have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Underlying Stock is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     In addition to the Annual Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such Underlying Stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such Underlying Stocks.

     Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

  REBALANCING OF THE NASDAQ-100 INDEX

     Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Underlying Stocks from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the Underlying Stocks are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%). Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Underlying Stock must be less than or equal to 24.0% and (2) the "collective weight" of those Underlying Stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

     If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Underlying Stock exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Underlying Stock to be set to 20.0%. Second, relating to weight distribution requirement
(2) above, for those Underlying Stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the "collective weight," so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be distributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Underlying Stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) above and/or weight distribution requirement (2) above.

     Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

HISTORICAL DATA ON THE NASDAQ-100 INDEX

     The following table sets forth the value of the Nasdaq-100 Index at the end of each month in the period from January 1998 through June 2003. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the Index LASERS may be. Any historical upward or downward trend in the value of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the Index LASERS.

                                       1998      1999      2000      2001      2002      2003
                                      -------   -------   -------   -------   -------   -------
January.............................  1071.13   2127.19   3570.05   2593.00   1550.17    983.05
February............................  1194.13   1925.28   4266.94   1908.32   1359.22   1009.74
March...............................  1220.66   2106.39   4397.84   1573.25   1452.81   1018.66
April...............................  1248.12   2136.39   3773.18   1855.15   1277.07   1106.06
May.................................  1192.07   2089.70   3324.08   1799.89   1208.34   1197.89
June................................  1337.34   2296.77   3763.79   1830.19   1051.41   1201.69
July................................  1377.26   2270.93   3609.35   1683.61    962.11
August..............................  1140.34   2396.87   4077.59   1469.70    942.38
September...........................  1345.48   2407.90   3570.61   1168.37    832.52
October.............................  1400.52   2637.44   3282.30   1364.78    989.54
November............................  1557.96   2966.71   2506.54   1596.05   1116.10
December............................  1836.01   3707.83   2341.70   1577.05    984.36

     The closing value of the Nasdaq-100 Index on July 7, 2003 was 1281.89.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the Nasdaq-100 Index based on the closing value thereof at the end of each month from June 1985 through June 2003. Past movements of the index are not necessarily indicative of future index values.

                              [PERFORMANCE GRAPH]

LICENSE AGREEMENT

     The Nasdaq Stock Market, Inc. and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., in exchange for a fee, of the right to use indices owned and published by The Nasdaq Stock Market, Inc. in connection with certain securities, including the Index LASERS.

     The license agreement between The Nasdaq Stock Market, Inc. and Citigroup Global Markets Inc. provides that the following language must be stated in this prospectus supplement.

     The Index LASERS are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (The Nasdaq Stock Market, Inc., with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Index LASERS. The Corporations make no representation or warranty, express or implied to the owners of the Index LASERS or any member of the public regarding the advisability of investing in securities generally or in the Index LASERS particularly, or the ability of the Index to track general stock market performance. The Corporations' only relationship to Citigroup Global Markets Inc. and its affiliates (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the Index LASERS. Nasdaq-100 has no obligation to take the needs of the Licensee or the owners of the Index LASERS into consideration in determining, composing or calculating the Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Index LASERS to be issued or in the determination or calculation of the equation by which the Index LASERS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Index LASERS.

     Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) are trade or service marks of The Nasdaq Stock Market, Inc. and are licensed for use by the Licensee.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATIONS OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE INDEX LASERS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this prospectus supplement regarding the Nasdaq-100 Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by The Nasdaq Stock Market, Inc. Neither Citigroup Global Markets Inc. nor the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of an Index LASERS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Index LASERS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the Index LASERS and who will hold the Index LASERS as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Index LASERS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERS or instruments similar to the Index LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Index LASERS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE INDEX LASERS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE INDEX LASERS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an Index LASERS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat an Index LASERS for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Nasdaq-100 Index at maturity under which an amount equal to the purchase price of the Index LASERS is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder's payment obligation under the forward contract. (Prospective investors should Index LASERS that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the Index LASERS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the "Use of Proceeds and Hedging" in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Index LASERS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

     Under the characterization of the Index LASERS as cash-settled capped variable forward contracts, a holder's tax basis in an Index LASERS generally will equal the holder's cost for that Index LASERS. Upon the sale or other taxable disposition of an Index LASERS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the Index LASERS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERS for more than one year at the time of disposition.

     Under such characterization, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Global Markets Holdings and the U.S. Holder's tax basis in the Index LASERS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERS for more than one year at maturity.

     Due to the absence of authority as to the proper characterization of the Index LASERS and the absence of any comparable Index LASERS or instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the Index LASERS as cash-settled capped variable forward contracts and the tax treatment described above. In particular, because a holder will be entitled to a cash amount equal to or greater than the principal amount of such holder's Index LASERS unless (i) the Nasdaq-100 Index decreases by at least 20% to 25% from its starting value at any time after the date the Index LASERS are priced for initial sale to the public up to and including the third index business day before maturity and (ii) the index return is negative, the IRS could seek to analyze the federal income tax consequences of owning Index LASERS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The Index LASERS provide economic returns that are indexed to the performance of the Nasdaq-100 Index, and offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Citigroup Global Markets Holdings believes that it is reasonable to treat the Index LASERS for U.S. federal income tax purposes, not as debt instruments, but as cash-settled capped variable forward contracts in respect of which holders have deposited a fixed amount of cash with Citigroup Global Markets Holdings. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the Index LASERS, then, among other matters, a U.S. Holder would be required to include in income each year an accrual of interest at a comparable yield for a comparable non-contingent Index LASERS issued by Citigroup Global Markets Holdings even though the holder will be entitled to no payments until the maturity of the Index LASERS. In addition, gain realized by a holder on the sale or other taxable disposition of an Index LASERS (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the Index LASERS has been held for more than one year).

     Even if the Contingent Payment Regulations do not apply to the Index LASERS, it is possible that the IRS could seek to characterize the Index LASERS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Index LASERS, it is possible, for example, that an Index LASERS could be treated as including a debt instrument and a forward contract or two or more options.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the Index LASERS transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the Index LASERS transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     In the case of a holder of the Index LASERS that is not a U.S. person, payments made with respect to the Index LASERS will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Index LASERS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the Index LASERS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the Index LASERS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup
Global Markets Inc., $          principal amount of Index LASERS
(          Index LASERS).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the Index LASERS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the Index LASERS if it purchases any of the Index LASERS.

     Citigroup Global Markets Inc. proposes to offer some of the Index LASERS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Index LASERS to certain dealers at
the public offering price less a concession not in excess of $     per Index
LASERS. Citigroup Global Markets Inc. may allow, and these dealers may reallow,
a concession not in excess of $     per Index LASERS on sales to certain other
dealers. If all of the Index LASERS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and the other selling terms.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the Index LASERS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the Index LASERS or any security convertible into or exchangeable for the Index LASERS or substantially similar securities. Citigroup Global Markets Inc. may release any of the Index LASERS subject to this lock-up at any time without notice.

     The underwriting agreement provides that Citigroup Global Markets Holdings will indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933 relating to material misstatements and omissions.

     Prior to this offering, there has been no public market for the Index LASERS. Consequently, the initial public offering price for the Index LASERS was determined by negotiations among Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the Index LASERS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the Index LASERS will develop and continue after this offering.

     Citigroup Global Markets Holdings will apply to have the Index LASERS quoted on the Nasdaq National Market under the symbol "LNDX."

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell Index LASERS and the underlying stocks of the Nasdaq-100 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of Index LASERS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of Index LASERS or the underlying stocks of the Nasdaq-100 Index made for the purpose of preventing a decline in the market price of the Index LASERS or the underlying stocks of the Nasdaq-100 Index while the offering is in progress. These activities may cause the price of the Index LASERS to be higher than would otherwise be the case in the absence of these transactions. Citigroup Global Markets Inc. is not required to engage in any of these activities and may end any of these activities at any time.

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     We estimate that our total expenses for this offering will be $          .

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the Index LASERS (subject to obtaining any necessary approval of the Nasdaq National Market for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the Index LASERS and any may discontinue any market making at any time without notice, at its sole discretion.

                                 ERISA MATTERS

     Each purchaser of the Index LASERS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Index LASERS through and including the date of disposition of such Index LASERS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), its purchase or acquisition, holding and subsequent disposition of the Index LASERS and the transactions contemplated hereby do not and will not constitute a prohibited transaction under Section 4975 of the Code.

                                 LEGAL MATTERS

     The validity of the Index LASERS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Richard Ketchum, Esq. Mr. Ketchum, General Counsel of Citigroup Global Markets Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the Index LASERS. Cleary, Gottlieb, Steen & Hamilton has from time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

PROSPECTUS

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

May Offer --

                                           $10,332,545,345

                                DEBT SECURITIES
                                 INDEX WARRANTS

     Citigroup Global Markets Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not deposits or savings accounts but are unsecured obligations of Citigroup Global Markets Holdings Inc. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                            ------------------------

                                   CITIGROUP

June 30, 2003

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Citigroup Global Markets Holdings and all material terms of the offered securities which are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that Citigroup Global Markets Holdings may offer;

     - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" on page 5 for information on Citigroup Global Markets Holdings, including its financial statements.

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

     Citigroup Global Markets Holdings is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries. On April 7, 2003, Citigroup Global Markets Holdings filed a Restated Certificate of Incorporation in the State of New York changing its name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' principal executive office is at 388 Greenwich Street, New York, NY 10013, and its telephone number is (212) 816-6000.

           THE SECURITIES CITIGROUP GLOBAL MARKETS HOLDINGS MAY OFFER

     Citigroup Global Markets Holdings may use this prospectus to offer up to $10,332,545,345 of:

     - debt securities; and

     - index warrants.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

DEBT SECURITIES

     Debt securities are unsecured general obligations of Citigroup Global Markets Holdings in the form of senior or subordinated debt. Senior debt includes Citigroup Global Markets Holdings' notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

     The senior and subordinated debt will be issued under separate indentures between Citigroup Global Markets Holdings and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are incorporated by reference in Citigroup Global Markets Holdings' registration statement No. 333-106272, Citigroup Global Markets Holdings' most recent annual report on Form 10-K, Citigroup Global Markets Holdings' quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup Global Markets Holdings' current reports on Form 8-K filed after the Form 10-K. You can receive copies of these documents by following the directions on page 5.

     General Indenture Provisions that Apply to Senior and Subordinated Debt

     - None of the indentures limits the amount of debt that Citigroup Global Markets Holdings may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup Global Markets Holdings, although the senior debt indenture does limit Citigroup Global Markets Holdings' ability to pledge the stock of certain important subsidiaries. These thresholds are described below under "Description of Debt Securities."

     - Each indenture allows for different types of debt securities, including indexed securities, to be issued in series and provides for the issuance of securities in book-entry, certificated and, in limited circumstances, bearer form.

     - The indentures allow Citigroup Global Markets Holdings to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Citigroup Global Markets Holdings' responsibilities for the debt. Unless the transaction resulted in an event of default, Citigroup Global Markets Holdings would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

     - The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change Citigroup Global Markets Holdings' obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

     - Citigroup Global Markets Holdings may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup Global Markets Holdings' obligations under the particular securities when due.

     - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

     Events of Default

     The events of default specified in the senior debt indenture and defaults under the subordinated debt indenture include:

     - failure to pay principal or premium, if any, when due;

     - failure to pay required interest for 30 days;

     - failure to make a sinking fund payment when due;

     - failure to perform covenants for 60 days after notice;

     - certain events of insolvency or bankruptcy, whether voluntary or not; and

     - any additional events as may be set forth in the applicable prospectus supplement.

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup Global Markets Holdings in the subordinated indenture or any other default which is not also an event of default.

     Remedies

     Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities.

     Subordinated Indenture: If there were an event of default involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that subordinated debt series may rescind that acceleration of the subordinated debt securities. The occurrence of a default for any reason other than these events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

INDEX WARRANTS

     Citigroup Global Markets Holdings may issue index warrants independently or together with debt securities. Citigroup Global Markets Holdings will issue any series of index warrants under a separate index warrant agreement between Citigroup Global Markets Holdings and a bank or trust company. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup Global Markets Holdings' future current reports and incorporated by reference in its registration statement No. 333-106272. You can receive copies of these documents by following the directions on page 5.

     Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup Global Markets Holdings an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

     The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup Global Markets Holdings will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

     Citigroup Global Markets Holdings will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup Global Markets Holdings will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Market's National Market, the American Stock Exchange or the Chicago Board Options Exchange.

     The index warrant agreement for any series of index warrants will provide that holders of a majority of the total amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

     Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

                                USE OF PROCEEDS

     Citigroup Global Markets Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Citigroup Global Markets Holdings may also use a portion of the proceeds to refinance or extend the maturity of existing debt obligations. Citigroup Global Markets Holdings may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

     Citigroup Global Markets Holdings may sell the offered securities in any of the following ways:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Citigroup Global Markets Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup Global Markets Holdings is granting the underwriters, dealers or agents.

     If Citigroup Global Markets Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Citigroup Global Markets Holdings expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries or affiliates, including Citigroup Global Markets Inc. These broker-dealer subsidiaries or affiliates also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup Global Markets Holdings or any of its subsidiaries or affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Citigroup Global Markets Holdings filed a registration statement (No. 333-106272) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Citigroup Global Markets Holdings files annual, quarterly and current reports and other information with the SEC. You may read and copy any document Citigroup Global Markets Holdings files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's home page on the world wide web on the internet at "http://www.sec.gov".

     The SEC allows Citigroup Global Markets Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup Global Markets Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup Global Markets Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 2002;

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

     (c) Current Reports on Form 8-K filed on January 22, 2003, April 7, 2003, April 14, 2003, April 28, 2003, April 30, 2003 and June 2, 2003.

     All documents Citigroup Global Markets Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries or affiliates of Citigroup Global Markets Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup Global Markets Holdings at the following address:
Treasurer
Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, NY 10013
(212) 816-6000

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Citigroup Global Markets Holdings has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup Global Markets Holdings is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Citigroup Global Markets Holdings' business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

     Citigroup Global Markets Holdings operates through its subsidiaries in three business segments: Investment Services, Private Client Services and Asset Management. Citigroup Global Markets Holdings provides investment banking, securities and commodities trading, capital raising, asset management, advisory, research, brokerage and other financial services to its customers, and executes proprietary trading strategies on its own behalf. As used in this section, unless the context otherwise requires, Citigroup Global Markets Holdings refers to Citigroup Global Markets Holdings Inc. and its consolidated subsidiaries.

     Citigroup Inc., Citigroup Global Markets Holdings' parent, is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts in over 100 countries and territories. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

     Citigroup Global Markets Holdings is a global, full-service investment banking and securities brokerage firm. Citigroup Global Markets Holdings provides a full range of financial advisory, research and capital raising services to corporations, governments and individuals. At December 31, 2002, the firm had more than 12,600 Financial Consultants, located in more than 500 offices worldwide.

     Citigroup Global Markets Holdings' global investment banking services encompass a full range of capital market activities, including the underwriting and distribution of debt and equity securities for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Citigroup Global Markets Holdings frequently acts as an underwriter or private placement agent in corporate and public securities offerings and provides alternative financing options. It also provides financial advice to investment banking clients on a wide variety of transactions including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

     Private Client Services provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, and non-profit and large corporations primarily through the worldwide network of Smith Barney Financial Consultants. In addition, Private Client Services provides independent client-focused research to individuals and institutions around the world.

     The portion of Citigroup's Asset Management segment housed within Citigroup Global Markets Holdings is comprised primarily of two asset management business platforms: Salomon Brothers Asset Management and Smith Barney Asset Management. These platforms offer a broad range of asset management products and services from global investment centers, including mutual funds, closed-end funds and managed accounts. In addition, this Asset Management Group offers a broad range of unit investment trusts.

     The principal office of Citigroup Global Markets Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000. Citigroup Global Markets Holdings, a New York corporation, was incorporated in 1977.

                          USE OF PROCEEDS AND HEDGING

     General. Citigroup Global Markets Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

     - funding the business of its operating units;

     - funding investments in, or extensions of credit or capital contributions to, its subsidiaries; and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

     Citigroup Global Markets Holdings expects to incur additional indebtedness in the future to fund its businesses. Citigroup Global Markets Holdings or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

     Use of Proceeds Relating to Index Warrants and Indexed Notes. Citigroup Global Markets Holdings or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the assets that are used to determine the relevant index or indices. Citigroup Global Markets Holdings or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup Global Markets Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

     Citigroup Global Markets Holdings expects that it or one or more of its subsidiaries or affiliates will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or similar instruments related to the index and the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

     In addition, Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates has a long hedge position in, options contracts in, or other derivative or similar instruments related to, the underlying assets or index, Citigroup Global Markets Holdings or one or more of its subsidiaries or affiliates may liquidate all or a portion of its holdings at or about the time of the maturity of the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Citigroup Global Markets Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Citigroup Global Markets Holdings has no reason to believe that its hedging activities, as well as those of its subsidiaries and affiliates, will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup Global Markets Holdings cannot guarantee you that its hedging activities, as well as those of its subsidiaries and affiliates, will not affect such prices or value. Citigroup Global Markets Holdings or its subsidiaries will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the consolidated ratio of earnings to fixed charges of Citigroup Global Markets Holdings for the three months ended March 31, 2003 and each of the five most recent fiscal years.

                                             THREE MONTHS
                                                ENDED               YEAR ENDED DECEMBER 31,
                                              MARCH 31,       ------------------------------------
                                                 2003         2002    2001    2000    1999    1998
                                            --------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges......        1.74x         1.44x   1.34x   1.32x   1.46x   1.11x

                            EUROPEAN MONETARY UNION

     The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries participating in Stage III of the European Economic and Monetary Union.

     Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Greece became a participating member state on January 1, 2001. Other member states of the European Union may still become participating member states.

     Stage III includes the introduction of the euro, which is legal tender in the participating member states. On and after January 1, 2002, the national currencies of participating member states ceased to exist and the sole legal tender in such states is the euro. The European Union has adopted regulations providing specific rules for the introduction of the euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the euro. It is anticipated that these regulations or legislation will be supplemented by legislation of the individual member states.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities offered by this prospectus will be unsecured obligations of Citigroup Global Markets Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 (No. 333-106272) under the Securities Act of 1933 of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Citigroup Global Markets Holdings or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be Bank One Trust Company, N.A., as successor trustee, and the trustee under the subordinated debt indenture will be Deutsche Bank Trust Company Americas (formerly Bankers Trust Company). Citigroup Global Markets Holdings may, at its option, appoint others, including Citibank, N.A., to act as paying agent, transfer agent and/or registrar.

GENERAL

     The indentures provide that unsecured senior or subordinated debt securities of Citigroup Global Markets Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup Global Markets Holdings. The indentures do not limit the amount of debt securities that may be issued under them (Section 301). Citigroup Global Markets Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

     United States federal income tax consequences and other special considerations applicable to any variable rate debt securities exchangeable for fixed rate debt securities or debt securities issued by Citigroup Global Markets Holdings at a discount will be described in the applicable prospectus supplement.

     Because Citigroup Global Markets Holdings is a holding company, the claims of creditors of Citigroup Global Markets Holdings' subsidiaries will have a priority over Citigroup Global Markets Holdings' equity rights and the rights of Citigroup Global Markets Holdings' creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the title of the debt securities;

     - whether the debt securities will be senior or subordinated debt;

     - the indenture under which such debt securities are being issued;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - if other than in United States dollars, the currency or currency unit in which payment will be made;

     - if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amount will be determined;

     - if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

     - if any payments may be made at the election of Citigroup Global Markets Holdings or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

     - the location where payments on the debt securities will be made;

     - the terms and conditions on which the debt securities may be redeemed at the option of Citigroup Global Markets Holdings;

     - any obligation of Citigroup Global Markets Holdings to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

     - any provisions for the discharge of Citigroup Global Markets Holdings' obligations relating to the debt securities by deposit of funds or United States government securities;

     - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - the date of any global security if other than the original issuance of the first debt security to be issued;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

     - any other specific terms of the debt securities (Section 302).

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of any kind will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup Global Markets Holdings. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such series of debt securities may be adjusted.

     The debt securities will be issued in registered form or bearer form or both. If issued in bearer form, the debt securities may be issued with or without coupons attached. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. (Section 301). The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

     Federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup Global Markets Holdings in bearer form will be described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup Global Markets Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 305). Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Payments on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities, in the case of registered notes, at the principal corporate trust office of the relevant trustee in New York City or, in the case of notes in bearer form, at the office of the relevant trustee in London. In the case of notes in registered form, payment will be made to the registered holder appearing in the register of note holders maintained by the registrar at the close of business on the record date for such payment. In the case of notes in registered form, interest payments may be made at the option of Citigroup Global Markets Holdings, by a check mailed to the holder at his registered address. (Section 307). Payments in any other manner will be specified in the prospectus supplement.

SENIOR DEBT

     The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Citigroup Global Markets Holdings except subordinated debt (Subordinated Debt Indenture,
Section 1601).

SUBORDINATED DEBT

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of Citigroup Global Markets Holdings.

     If Citigroup Global Markets Holdings defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup Global Markets Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

     - securities of Citigroup Global Markets Holdings or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinated to Senior Indebtedness; and

     - payments made from a defeasance trust as described below.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup Global Markets Holdings, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full (Subordinated Debt Indenture, Section 1601).

     "Senior Indebtedness" means all:

     - indebtedness of, or guaranteed by, Citigroup Global Markets Holdings (except for subordinated debt or the debt securities and coupons issued or issuable under an indenture dated July 1, 1986, between Citigroup Global Markets Holdings, as successor, and The Bank of New York, as successor trustee) that is for money borrowed, that arises in the acquisition of any business, properties, securities or assets other than in the ordinary course of business, or that is secured, in whole or in part, by real or personal property;

     - capital lease obligations of, or guaranteed by, Citigroup Global Markets Holdings in any sale and lease-back transactions; and

     - amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Subordinated Debt Indenture, Section
       101).

COVENANTS

     Limitations on Liens. The senior debt indenture provides that Citigroup Global Markets Holdings will not, and will not permit any subsidiary to, incur, issue, assume, guarantee, or suffer to exist any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of voting stock of any Restricted Subsidiary, whether such stock is owned or later acquired, without effectively providing that the debt securities shall be secured equally and ratably with such debt (Senior Debt Indenture, Section 1205). The subordinated debt indenture does not contain a similar provision.

     "Restricted Subsidiary" means Citigroup Global Markets Inc. and any subsidiary which owns or acquires any of its voting stock or succeeds to a substantial part of its business. "Voting stock" means stock having power for election of directors. (Senior Debt Indenture, Section 101).

     Limitations on Mergers and Sales of Assets. The indentures provide that Citigroup Global Markets Holdings will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - the successor corporation waives any right to redeem any debt securities in bearer form;

     - the successor corporation, if other than Citigroup Global Markets Holdings, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

     - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 1001).

     Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

     Under the indentures, Citigroup Global Markets Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

     Citigroup Global Markets Holdings and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

     - change the fixed maturity of any such securities;

     - reduce the rate or extend the time of payment of interest on such securities;

     - reduce the principal amount of such securities or the premium, if any, on such securities;

     - reduce the amount of the principal of any securities issued originally at a discount;

     - change the currency in which any such securities are payable;

     - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

     - limit Citigroup Global Markets Holdings' responsibility to maintain a paying agent outside the U.S. for debt securities in bearer form;

     - limit Citigroup Global Markets Holdings' obligations to redeem certain debt securities in bearer form if certain events involving U.S. information reporting requirements occur;

     - reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

     - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Senior Debt Indenture, Section 1102).

     In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 1102).

EVENTS OF DEFAULT AND DEFAULTS

     Events of default under the senior debt indenture and defaults under the subordinated debt indenture are:

     - failure to pay required interest on any debt security of such series for 30 days;

     - failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

     - failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

     - certain events of bankruptcy or insolvency, whether voluntary or not (Senior Debt Indenture, Section 501; Subordinated Debt Indenture, Section
       507).

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup Global Markets Holdings in the subordinated indenture or any other default which is not also an event of default (Subordinated Debt Indenture, Sections 501 and 502).

     If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of that series may declare each debt security of that series due and payable (Section 502). Citigroup Global Markets Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup Global Markets Holdings of its obligations under the indenture during the preceding year (Senior Debt Indenture, Section 1206; Subordinated Debt Indenture, Section 1205).

     No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities (Section 502).

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past events of default regarding that series (Section 502). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 507).

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series (Section 506).

     Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action. (Section 507).

DEFEASANCE

     If so specified when the debt securities of a particular series are created, after Citigroup Global Markets Holdings has deposited with the trustee cash or U.S. government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series when due, then Citigroup Global Markets Holdings, at its option:

     - will be deemed to have paid and satisfied its obligations on all outstanding debt securities of that series on the 91st day after the applicable conditions described below are satisfied, which is known as "defeasance and discharge;" or

     - will cease to be under any of the obligations described above under "Covenants -- Limitation on Liens" and "Covenants -- Limitations on Mergers and Sales of Assets" relating to the debt securities of the series, other than to pay when due the principal of, premium, if any, and interest on those debt securities, which is known as "covenant defeasance."

     Citigroup Global Markets Holdings must deliver to the trustee an opinion of counsel accompanied by a ruling received or published by the Internal Revenue Service to the effect that the holders of the debt securities of the series will have no United States federal income tax consequences as a result of Citigroup Global Markets Holdings' exercise of its defeasance option. If the debt securities are listed on the New York Stock Exchange, Citigroup Global Markets Holdings must also deliver the trustee an opinion of counsel stating that defeasance would not cause the debt securities to be delisted.

     When there is a defeasance and discharge, (1) the indentures will no longer govern the debt securities of that series, (2) Citigroup Global Markets Holdings will no longer be liable for payment and (3) the holders of those debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup Global Markets Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     The obligations and rights under the debt indentures regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the debt securities of such series, replacement of mutilated, destroyed, lost or stolen debt securities and certain other administrative provisions will continue even if Citigroup Global Markets Holdings exercises its defeasance and discharge or covenant defeasance options (Article 15).

     Under current United States federal income tax law, defeasance and discharge should probably be treated as a taxable exchange of the debt securities for an interest in the trust. As a consequence, each holder of the debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's tax basis for the debt securities deemed exchanged. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

     Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of debt securities. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

CONCERNING THE TRUSTEES

     Citigroup Global Markets Holdings and certain of its subsidiaries or affiliates maintain lines of credit or have other banking relationships with the trustees in the ordinary course of business.

                         DESCRIPTION OF INDEX WARRANTS

     The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Citigroup Global Markets Holdings, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

     Index warrants may be issued independently or together with debt securities and may be attached to or separate from any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup Global Markets Holdings and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup Global Markets Holdings under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of the index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

GENERAL

     The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup Global Markets Holdings will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of the series.

     Each index warrant will entitle the warrant holder to receive from Citigroup Global Markets Holdings, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

     - one or more specified securities or securities indices;

     - one or more specified foreign currencies or currency indices;

     - a combination thereof; or

     - changes in such measure or differences between two or more such measures.

     The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

     If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Citigroup Global Markets Holdings a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, the index warrants will be deemed to be automatically exercised upon expiration. Upon an automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on an exercise of the index warrants.

     You should read the prospectus supplement applicable to any series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, Citigroup Global Markets Holdings will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

     The applicable prospectus supplement relating to any series of index warrants will describe the following:

     - the aggregate number of index warrants;

     - the offering price of the index warrants;

     - the measure or measures by which payment or distribution on the index warrants will be determined;

     - certain information regarding the underlying securities, foreign currencies or indices;

     - the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

     - the date on which the index warrants may first be exercised and the date on which they expire;

     - any minimum number of index warrants exercisable at any one time;

     - any maximum number of index warrants that may, at Citigroup Global Markets Holdings' election, be exercised by all warrant holders or by any person or entity on any day;

     - any provisions permitting a warrant holder to condition an exercise of index warrants;

     - the method by which the index warrants may be exercised;

     - the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

     - the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

     - the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

     - the time or times at which amounts will be payable or distributable in respect of the index warrants following exercise or automatic exercise;

     - any national securities exchange on which, or self-regulatory organization with which, the index warrants will be listed;

     - any provisions for issuing the index warrants in certificated form;

     - if the index warrants are not issued in book-entry form, the place or places at, and the procedures by which, payments or distributions on the index warrants will be made; and

     - any other terms of such index warrants.

     Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

LISTING

     Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of those index warrants.

MODIFICATION

     The index warrant agreement and the terms of the related index warrants may be amended by Citigroup Global Markets Holdings and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

     - curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

     - maintaining the listing of the index warrants on any national securities exchange or with any other self-regulatory organization;

     - registering the index warrants under the Exchange Act;

     - permitting the issuance of individual index warrant certificates to warrant holders;

     - reflecting the issuance by Citigroup Global Markets Holdings of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

     - for any other purpose which Citigroup Global Markets Holdings may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

     Citigroup Global Markets Holdings and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

     - changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

     - shortens the period of time during which the index warrants may be exercised;

     - otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

     - reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving Citigroup Global Markets Holdings or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup Global Markets Holdings, then the assuming corporation will succeed to the obligations of Citigroup Global Markets Holdings under the index warrant agreement and the related index warrants. Citigroup Global Markets Holdings will then be relieved of any further obligation under the index warrant agreement and index warrants and may then be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

     Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf its right to exercise, and to receive payment for, its index warrants.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, as a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

     Purchasers may only hold interests in the global notes or index warrants through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     - DTC is unwilling or unable to continue as depositary for the global security and Citigroup Global Markets Holdings is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     - Citigroup Global Markets Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Citigroup Global Markets Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     The information in this section about DTC has been obtained from sources that Citigroup Global Markets Holdings believes to be reliable but Citigroup Global Markets Holdings takes no responsibility for the accuracy thereof.

                    LIMITATIONS ON ISSUANCES IN BEARER FORM

     In compliance with United States federal income tax laws and regulations, Citigroup Global Markets Holdings and any underwriter, agent or dealer participating in the offering of any debt security or index warrant in bearer form will agree that, in connection with the original issuance of such debt security or index warrant in bearer form and during the period ending 40 days after the issue date of such debt security or index warrant in bearer form, they will not offer, sell or deliver such debt security or index warrant in bearer form, directly or indirectly, to a U.S. person or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Debt securities or index warrants in bearer form will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a U.S. person who holds debt securities or index warrants in bearer form will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such debt securities or index warrants in bearer form.

     As used herein, "U.S. person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions.

     Pending the availability of a definitive global security or individual debt securities or index warrants in bearer form, as the case may be, debt securities that are issuable in bearer form may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual debt securities in bearer form and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in such definitive global security or for such individual debt securities, respectively, only upon receipt of a Certificate of Non-U.S. Beneficial Ownership. A Certificate of Non-U.S. Beneficial Ownership is a certificate to the effect that a beneficial interest in a temporary global security or warrant in bearer form is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive debt security or index warrant in bearer form be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No debt security or index warrant in bearer form will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream Banking with respect to that portion of such temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of warrants in bearer form (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a warrant in bearer form) will be described in the prospectus supplement relating to such warrants in bearer form.

                              PLAN OF DISTRIBUTION

     Citigroup Global Markets Holdings may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include any broker-dealer subsidiary or affiliate of Citigroup Global Markets Holdings.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of the offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds to Citigroup Global Markets Holdings from such sales;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

     If underwriters are used in an offering of offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange or any other securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Citigroup Global Markets Holdings will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Citigroup Global Markets Holdings to one or more institutional purchasers, or through agents designated by Citigroup Global Markets Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup Global Markets Holdings to that agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of offered securities, Citigroup Global Markets Holdings may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

     If so indicated in the applicable prospectus supplement, Citigroup Global Markets Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup Global Markets Holdings at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     The broker-dealer subsidiaries or affiliates of Citigroup Global Markets Holdings are members of the NASD and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer subsidiary or affiliate of Citigroup Global Markets Holdings in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates, including Citigroup Global Markets Inc., may act as principal or agent in such transactions. None of Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, dealers or agents. The underwriters, dealers or agents may agree to allocate a number of notes to underwriters, dealers or agents for sale to their online brokerage account holders. The underwriters, dealers or agents will allocate notes to underwriters, dealers or agents that may make

Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters, dealers or agents to securities dealers who resell notes to online brokerage account holders.

     Underwriters, dealers and agents may be entitled, under agreements with Citigroup Global Markets Holdings, to indemnification by Citigroup Global Markets Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup Global Markets Holdings and affiliates of Citigroup Global Markets Holdings in the ordinary course of business.

     Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans that are subject to ERISA and on persons who are fiduciaries with respect to those plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of the debt securities or index warrants of Citigroup Global Markets Holdings on behalf of the plan should determine whether the purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

     Citigroup Global Markets Holdings has subsidiaries and affiliates, including broker-dealer subsidiaries and affiliates, that provide services to many employee benefit plans. Citigroup Global Markets Holdings and any direct or indirect subsidiary or affiliate of Citigroup Global Markets Holdings may each be considered a "party in interest" within the meaning of ERISA and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to many employee benefit plans and retirement accounts. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan as to which Citigroup Global Markets Holdings or any direct or indirect subsidiary or affiliate of Citigroup Global Markets Holdings is a party in interest, unless the offered securities are acquired pursuant to an applicable statutory or administrative exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

     Please consult the applicable prospectus supplement for further information with respect to a particular offering of securities.

                                 LEGAL MATTERS

     Richard Ketchum, Esq., General Counsel of Citigroup Global Markets Holdings, 388 Greenwich Street, New York, New York 10013, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Citigroup Global Markets Holdings. Mr. Ketchum beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup Inc. Cleary, Gottlieb, Steen & Hamilton, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and its subsidiaries and affiliates and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Citigroup Global Markets Holdings Inc. as of and for the years ended December 31, 2002 and 2001 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report dated January 21, 2003 on the consolidated financial statements. The consolidated financial statements are included in Citigroup Global Markets Holdings' annual report on Form 10-K for the year ended December 31, 2002, and incorporated by reference in this prospectus. The report of KPMG LLP also is incorporated by reference in this prospectus. The report of KPMG LLP refers to changes, in 2002, in Citigroup Global Markets Holdings' methods of accounting for goodwill and intangible assets, and, in 2001, in Citigroup Global Markets Holdings' methods of accounting for derivative instruments and hedging activities. The consolidated financial statements of Citigroup Global Markets Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup Global Markets Holdings issued at future dates, and consents to the use of their report thereon such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

     The financial statements incorporated in this prospectus by reference to Citigroup Global Market Holdings' annual report on Form 10-K for the year ended December 31, 2000, as included on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
PROSPECTUS SUPPLEMENT

Summary                                                       S-2
Summary Information -- Q&A                                    S-3
Incorporation of Certain Documents by
  Reference                                                   S-8
Risk Factors Relating to the Index LASERS                     S-9
Description of the Index LASERS                              S-13
Description of the NASDAQ - 100 Index                        S-19
Certain United States Federal Income Tax
  Considerations                                             S-23
Underwriting                                                 S-26
ERISA Matters                                                S-27
Legal Matters                                                S-28

PROSPECTUS

Prospectus Summary                                              1
Forward-Looking Statements                                      6
Citigroup Global Markets Holdings Inc.                          7
Use of Proceeds and Hedging                                     8
Ratio of Earnings to Fixed Charges                              9
European Monetary Union                                        10
Description of Debt Securities                                 11
Description of Index Warrants                                  18
Book-Entry Procedures and Settlement                           21
Limitations on Issuances in Bearer Form                        22
Plan of Distribution                                           23
ERISA Matters                                                  26
Legal Matters                                                  26
Experts                                                        26

                            CITIGROUP GLOBAL MARKETS
                                  HOLDINGS INC.

                           INDEX LEVERAGED STOCKMARKET
                       RETURN SECURITIES (INDEX LASERS(SM))

                                   BASED UPON
                             THE NASDAQ-100 INDEX(R)
                              DUE          , 2004
                     ($10 PRINCIPAL AMOUNT PER INDEX LASERS)

                              PROSPECTUS SUPPLEMENT
                                     , 2003
                           (INCLUDING PROSPECTUS DATED
                                 JUNE 30, 2003)



                                (CITIGROUP LOGO)